UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   October 11, 2013

CNS RESPONSE, INC.

(Exact name of Company as specified in its charter)

Delaware	001-35527	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Between October 11, 2013 and November 14, 2013, CNS Response, Inc. (the “Company”) sold and issued an aggregate of 540,000 shares of its common stock, par value $0.001 per share (“Common Stock”), at a per share price of $0.25, in a private placement to five accredited investors, for which it received gross cash proceeds to the Company of $135,000.

The description of the related subscription agreement is incorporated herein by reference to Item 1.01 of the Company’s Current

Report on Form 8-K filed on October 11, 2013 (the “October 11 8-K”).

The private placement is being made pursuant to an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D thereunder, as the shares of Common Stock are being issued to accredited investors, without a view to distribution, and are not issued through any general solicitation or advertisement. The shares of Common Stock have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 3.02	Unregistered Sales of Equity Securities.

On November 11, 2013, the Company issued an aggregate of 696,380 shares of its Common Stock, at a per share price of $0.25, as full and complete settlement of trade debt totaling an aggregate $174,095 owed to a creditor who is also an accredited investor.

The sale of common stock was made pursuant to an exemption from registration afforded by Section 4(2) of the Securities Act, and Regulation D thereunder, as the shares of Common Stock were issued to an accredited investor, without a view to distribution, and was not issued through any general solicitation or advertisement. The shares of Common Stock have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The description of the private placement and the related subscription agreement is incorporated herein by reference to Item 1.01 hereof and Item 1.01 of the October 11 8-K.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
November 15, 2013		Paul Buck
Chief Financial Officer